Exhibit 10.5

ANNUAL STOCK UNIT AWARD AGREEMENT

UNDER THE

CITY NATIONAL CORPORATION

2008 OMNIBUS PLAN

THIS ANNUAL STOCKUNIT AWARD AGREEMENT is made by and between CITY NATIONAL CORPORATION, a Delaware corporation (the “Company”), and Russell Goldsmith, an employee of the Company or a subsidiary of the Company (“Colleague”), with reference to the following:

A.                                    On April 23, 2008 the shareholders of the Company adopted the City National Corporation 2008 Omnibus Plan, as amended from time to time thereafter (the “Plan”), pursuant to which the Compensation, Nominating & Governance Committee of the Board of Directors (the “Committee”) may award selected officers and other Company or Company subsidiary employees Awards, including awards of restricted stock units payable solely in cash, or other deferred Awards of the Company’s common stock.

B.                                    The Committee has determined to grant to Colleague an award of restricted stock units payable solely in cash and dividend equivalent units pursuant to the terms and conditions of this Agreement (“Annual Stock Unit Award”).

1.                                      Grant of Annual Stock Unit Award.

(a)                                 Details of Annual Stock Unit Award.  Pursuant to the Plan, the Company hereby grants an Annual Stock Unit Award with the following terms:

(i)                                     On the Award Date, Colleague shall be granted an Annual Stock Unit Award with an aggregate Fair Market Value of $1,225,000 (the “Target Annual Stock Amount”).

(ii)                                  The target number of restricted stock units to be awarded pursuant to the Annual Stock Unit Award shall be determined by dividing the Target Annual Stock Amount by the Fair Market Value of a Share on the Award Date (the “Restricted Stock Units”).

(iii)                               Except as otherwise provided in Section 1(a)(v) of this Agreement, the Restricted Stock Units shall be earned based on the achievement of the Company’s net income goal (the “Performance Goal”) established by the Committee for the  Performance Period, measured without regard to any costs and expenses associated with any transactions constituting a Change in Control Event or any non-recurring charges that would not reasonably be expected to have been incurred by Company and its subsidiaries had the transactions constituting a Change in Control Event not arose.  The number of earned Restricted Stock Units shall be determined by calculating the

Performance Goal achievement and determining the corresponding percentage of Restricted Stock Units that become earned Restricted Stock Units in accordance with the following table.  The percentage of Restricted Stock Units that become earned if the performance is between the levels specified in the table below will be determined on a straight line basis.  Any Restricted Stock Units that do not become earned will be forfeited.

Level of Performance Goal Achievement	Earned Restricted Stock Units as a Percentage of Total Restricted Stock Units
75% of target and above	100%
62.5% of target	75%
50% of target	50%
Below 50% of target	0%

(iv)                              The Performance Period means the period commencing on January 1, 2015 and ending on December 31, 2015.

(v)                                 If Colleague’s employment is terminated during the Performance Period in circumstances that result in a lapse of the service-based forfeiture restrictions applicable to the Restricted Stock Units pursuant to Section D of the Addendum then (A) if no Change in Control Event has occurred during the Performance Period and prior to such termination, the Restricted Stock Units will remain outstanding and the number of earned Performance Units will be determined based on actual achievement of the Performance Goal through the end of the Performance Period or (B) if a Change in Control Event has occurred during the Performance Period and prior to such termination, then one hundred percent (100%) of the Restricted Stock Units will become earned as of the date of termination.

(vi)                              The date of the Annual Stock Unit Award (the “Award Date”):  February 25, 2015; and

(vii)                           The consideration, if any, for the Annual Stock Unit Award:  Colleague’s Employment with the Company.

(b)                                 Restricted Stock Unit Account.  The target number of Restricted Stock Units will be credited to Colleague’s Restricted Stock Unit Account as of the Award Date and upon satisfaction of the conditions of this Agreement.

2.                                      Annual Stock Unit Award.  Colleague hereby accepts the Annual Stock Unit Award and agrees with respect thereto as follows:

(a)                                 Forfeiture. In the event of termination of Colleague’s employment with the Company or an employing subsidiary for any reason other than as provided in Section D of the Addendum prior to the last Vesting Date set forth in Section 2(b) of this Agreement, Colleague shall, for no consideration, immediately forfeit to the Company the Restricted Stock Units.

(b)                                 Lapse of Forfeiture Restrictions.  All earned Restricted Stock Units are subject to forfeiture based on continued service, as provided in subparagraph (a), until the forfeiture restrictions lapse in accordance with the following schedule provided that Colleague has been continuously employed by the Company from the Award Date through the lapse date:

Time From	Percentage of
Date of Award	Restrictions Which	Total Percentage of
(“Vesting Date”)	Lapse (Vesting)	Restrictions Lapsed

After 1 year	0%	0%
After 2 years	25%	25%
After 3 years	25%	50%
After 4 years	25%	75%
After 5 years	25%	100%

Notwithstanding the foregoing, the forfeiture restrictions shall lapse as to all of the Restricted Stock Units earlier upon the termination and vesting events provided in Section D of the Addendum.  In the event Colleague’s employment is terminated for any reason other than as provided in Section D of the Addendum, the Committee or its delegate, as appropriate, may, in the Committee’s or such delegate’s sole discretion, approve the lapse of forfeiture restrictions as to any or all Restricted Stock Units still subject to such conditions, such lapse to be effective on the date of such approval or Colleague’s termination date, if later.

(c)                                  Restricted Stock Unit Account/Dividend Equivalent Unit Accounts.  Colleague’s Restricted Stock Unit Account and Dividend Equivalent Unit Account shall be memorandum accounts on the books of the Company. The Restricted Stock Units credited to the Restricted Stock Unit Account and the Dividend Equivalent Units credited to Colleague’s Dividend Equivalent Unit Account shall be used solely as the basis for the determination of the amount of cash to be eventually distributed to Colleague in accordance with the Addendum to this Agreement. The Restricted Stock Units and the Dividend Equivalent Units shall not be treated as property or as a trust fund of any kind. Colleague shall not be entitled to any voting or other stockholder rights with respect to Restricted Stock Units awarded or credited under the Plan.  The number of Restricted Stock Units credited (and the amount of cash to which Colleague is entitled under the Plan) shall be subject to adjustment in accordance with the terms of the Plan.

(d)                                 Dividend Equivalents.

(i)                                     Colleague’s Dividend Equivalent Unit Account shall be credited with Dividend Equivalent Units in an amount equal to the dividend per Share for the applicable dividend payment date (which, in the case of any dividend distributable in property other than Shares, shall be the per Share value of such dividend, as determined by the Company for purposes of income tax reporting) times the number of Restricted Stock Units held by Colleague on the record date for the payment of such dividend.

(ii)                                  Colleague’s Dividend Equivalent Unit Account shall be subject to adjustment in the event that Colleague’s Restricted Stock Unit Account is adjusted pursuant to Section 1(a)(iii) or (v) of this Agreement).  In the event that Colleague’s Restricted Stock Unit Account is adjusted pursuant to Section 1(a)(iii) or (v) of this Agreement, the Dividend Equivalent Unit Account shall be adjusted to reflect the Dividend Equivalent Units equal to the dividend per Share for the applicable dividend payment date times the number of Restricted Stock Units earned in accordance with Section 1(a)(iii) or (v) of this Agreement which shall be deemed to have been held by Colleague on the record date for the payment of such dividend.

(iii)                               Dividend Equivalent Units credited to Colleague’s Dividend Equivalent Unit Account shall vest and be paid on the same basis and at the same time as the underlying Restricted Stock Units for which such Dividend Equivalent Units were credited vest and are paid, and may be subject to forfeiture in the same manner as the underlying Restricted Stock Units for which such Dividend Equivalent Units were credited, in any case, subject to adjustment as provided herein.

(e)                                  Nontransferability.  The Annual Stock Unit Award, the Restricted Stock Units and the Dividend Equivalent Units and the rights and interests of Colleague under this Agreement may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of prior to distribution.

3.                                      Withholding of Tax.  The Company is authorized to withhold from any cash remuneration otherwise payable to Colleague pursuant to this Agreement and the Addendum any taxes required to be withheld by applicable law.

4.                                      Limitation on Transfer.  Other than upon death or pursuant to a DRO, the Restricted Stock Units and the Dividend Equivalent Units and all rights granted under this Agreement are personal to Colleague and cannot be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to execution, attachment or similar processes.

5.                                      Plan and Addendum Incorporated/Availability.  Colleague acknowledges that the Company has made available a copy of the Plan and the Addendum to this Agreement, and agrees that this Annual Stock Unit Award, Restricted Stock Units and

Dividend Equivalent Units award shall be subject to all of the terms and conditions set forth in the Plan and the Addendum, including future amendments thereto, if any, pursuant to the terms thereof, which Plan and Addendum are incorporated herein by reference as a part of this Agreement. In the event of any conflict between the Plan, the Addendum and this Agreement, the provisions of the Plan will prevail.  Colleague’s rights hereunder are subject to modification or termination in certain events, as provided in the Plan, including without limitation such rules and regulations as may from time to time be adopted or promulgated in accordance with paragraph 1.3 of the Plan.  Capitalized terms not defined in this Agreement shall have the meanings set forth in the Plan and the Addendum.

6.                                      Employment Relationship.  For purposes of this Agreement, Colleague shall be considered to be in the employment of the Company as long as Colleague remains an employee of either the Company, any successor corporation or a parent or subsidiary corporation (as defined in section 424 of the Internal Revenue Code) of the Company or any successor corporation.  Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final.

7.                                      Committee’s Powers.  No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Annual Stock Unit Award, Restricted Stock Units and Dividend Equivalent Units.  All decisions of the Committee (as established pursuant to the Plan) with respect to any questions concerning the application, administration or interpretation of the Plan will be conclusive and binding on the Company and Colleague.

8.                                      Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Colleague.

9.                                      Dispute Resolution.  If a dispute arises between Colleague and Company in connection with the Annual Stock Unit Award, including the Restricted Stock Units and Dividend Equivalent Units, the dispute will be resolved by binding arbitration with the American Arbitration Association (AAA) in accordance with the AAA’s Commercial Arbitration Rules then in effect.

10.                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Colleague has executed this Agreement, all effective as of March 11, 2015.

CITY NATIONAL CORPORATION

By:	/s/ Christopher J. Carey
Christopher J. Carey, Executive Vice
President, Chief Financial Officer

/s/ Russell Goldsmith
Russell Goldsmith